Exhibit 99(n)(2)

MANAGERS TRUST I

AMENDED AND RESTATED MULTIPLE CLASS EXPENSE ALLOCATION PLAN

PURSUANT TO RULE 18f-3

Managers Trust I, a Massachusetts business trust (the “Trust”), engages in business as an open-end management investment company. The Trust issues shares of beneficial interest in separate series, with shares of each series representing interests in a separate portfolio of securities and other assets (the Trust’s series together with all other such series subsequently established by the Trust are referred to herein individually as a “Series” and, collectively as the “Series”). The Trust has designated for each Series certain separate classes of shares, as set forth on Schedule B hereto (each a “Class”). The Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”)), having been furnished with and having evaluated information reasonably necessary to evaluate this Amended and Restated Multiple Class Expense Allocation Plan Pursuant to Rule 18f-3 (“Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually, and each Series and the Trust as a whole. Accordingly, the Trust has hereby adopted this Plan on behalf of its Series set forth on Schedule A hereto.

Section 1. Class Differences.

Each Class of a Series shall represent an equal pro rata interest in the same portfolio of investments of that Series and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) distribution, service and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive voting rights of each Class on matters submitted to shareholders that relate solely to that Class; (iii) the separate voting rights of each Class on matters submitted to shareholders in which the interests of one Class differ from the interests of another Class; (iv) such differences relating to eligible investors as may be set forth in the prospectuses and statements of additional information of each Series, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus” and “SAI”); (v) the designation of each Class; (vi) exchange privileges; and (vii) conversion features.

Section 2. Distribution and Service Arrangements.

Class A shares shall be subject to an initial sales charge. The initial sales charge shall be reduced or waived for certain eligible purchasers and for certain large volume purchases, as set forth in the Prospectus or SAI. Class A shares shall be charged annual distribution and service fees under a Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the initial sales charge, and the amount of fees under the Distribution and Service Plan pertaining to the Class A shares, are set forth on Schedule B hereto.

Class C shares shall be subject to a contingent deferred sales charge and shall be charged annual distribution and service fees under a Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and the provisions related to the contingent deferred sales charge and the amount of fees under the Distribution and Service Plan pertaining to the Class C shares, are set forth on Schedule B hereto.

Institutional Class shares shall be offered without imposition of an initial sales charge or contingent deferred sales charge and are not subject to any distribution or service fees. Institutional Class shares shall be offered only to those institutional and individual investors meeting the eligibility requirements set forth in the Prospectus and SAI.

Section 3. Expense Allocation.

(a) Class Expenses.

Certain expenses may be attributable to a particular Class (“Class Expenses”). Class Expenses shall be allocated exclusively to the particular Class to which they are attributable. In addition to the distribution and service fees described in Section 2 above, Class Expenses may include, but are not limited to, (a) expenses associated with the addition of classes of shares to the Trust (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares); (b) expenses of administrative personnel and services required to support the shareholders of a specific Class; (c) litigation or other legal expenses relating to a specific Class of shares; (d) Trustees’ fees or expenses incurred as a result of issues relating to a specific Class of shares, (e) accounting expenses relating to a specific Class of shares; and (f) transfer agency fees and expenses.

Expenses attributable to a Series other than Class Expenses shall be allocated to each Class based on its net asset value relative to the net asset value of the Series.

Section 4. Exchange Privilege.

Shares of a Class may be exchanged only for shares of the same Class of another Series, as set forth in the Prospectus.

Section 5. Conversion Feature.

Class C shares of a Series automatically convert to Class A shares of the Series after they have been held for 10 years, based on the relative net asset value of each such Class without imposition of any sales charge, fee or other charge, and thereafter are subject to the lower fees charged to Class A shares.

Section 6. Additional Information.

The Prospectus and SAI contain additional information about each Class and the Series’ multiple class structure. This Plan is subject to the terms of the Prospectus and SAI; provided,

however, that none of the terms set forth in the Prospectus and SAI shall be inconsistent with the terms of this Plan.

Section 7. Term and Termination.

(a) The Series.

This Plan shall become effective with respect to each Series as set forth on Schedule A hereto, and shall continue in effect with respect to the Classes of each such Series until terminated in accordance with the provisions of Section 6(b) hereof.

(b) Termination.

This Plan may be terminated at any time with respect to the Trust or any Series or Class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Independent Trustees. The Plan may remain in effect with respect to the Trust or any Series or Class thereof even if it has been terminated in accordance with this Section 7(b) with respect to any other Series or Class of the Trust.

Section 8. Amendments.

Before any material amendment to this Plan affecting the Trust or any Series or Class thereof, a majority of both the Trustees of the Trust and the Independent Trustees shall find that the amendment is in the best interests of each Class of each Series individually and each Series and the Trust as a whole.

MANAGERS TRUST I

MULTIPLE CLASS EXPENSE ALLOCATION PLAN

PURSUANT TO RULE 18f-3

SCHEDULE A

Series

Managers AMG FQ Global Alternatives Fund

Managers AMG FQ Tax-Managed U.S. Equity Fund

Managers AMG FQ U.S. Equity Fund

MANAGERS TRUST I

MULTIPLE CLASS EXPENSE ALLOCATION PLAN

PURSUANT TO RULE 18f-3

SCHEDULE B

Managers AMG FQ Global Alternatives Fund

Class	Initial Sales Charge	Contingent Deferred Sales Charge	Distribution and Service Plan Fee
Class A	5.75%	None	.25%
Class C	None	1.00%	1.00%

Managers AMG FQ Tax-Managed U.S. Equity Fund

Class	Initial Sales Charge	Contingent Deferred Sales Charge	Distribution and Service Plan Fee
Class A	5.75%	None	.25%
Class C	None	1.00%	1.00%
Institutional Class	None	None	None

Managers AMG FQ U.S. Equity Fund

Class	Initial Sales Charge	Contingent Deferred Sales Charge	Distribution and Service Plan Fee
Class A	5.75%	None	.25%
Class C	None	1.00%	1.00%
Institutional Class	None	None	None